EXHIBIT 5.1

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, NY 10005

June 20, 2006

Southern Copper Corporation
2575 East Camelback Road
Phoenix, Arizona 85016

Re:
Registration Statement on Form S-4 for exchange of 7.500% Notes due 2035 issued by Southern Copper Corporation for registered 7.500% Notes due 2035 issued by Southern Copper Corporation

Ladies and Gentlemen:

        We are acting as special counsel for Southern Copper Corporation, a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance of US$400,000,000 of 7.500% Notes due 2035 (the "Exchange Notes") in exchange for US$400,000,000 of 7.500% Notes due 2035 (the "Original Notes"). The Exchange Notes are to be issued pursuant to an indenture dated as of July 27, 2005 relating to the 7.500% Notes due 2035 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

        In connection with this opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties other than the Company had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We have also examined such records and documents and certificates of public officials and of your representatives as we have deemed necessary to form a basis for the opinion expressed herein.

        In connection with this opinion we have examined the Indenture, the Registration Rights Agreement, dated as of May 9, 2006, by and between the Company and Citigroup Global Markets Inc. (the "Registration Rights Agreement"), the form of the Exchange Notes, the Registration Statement, the Certificate of Incorporation and By-laws of the Company as presently in effect and certain Resolutions of the Executive Committee of the Board of Directors of the Company relating to the filing of the Registration Statement. We have also examined such records and documents and certificates of public officials and of your representatives as we have deemed necessary to form a basis for the opinions expressed herein.

        Based on and subject to the foregoing and subject also to the comments and qualifications set forth below, and having regard to legal considerations that we deem relevant, we are of the opinion that when the Registration Statement has become effective under the Securities Act and when the Exchange Notes have been duly executed and authenticated by the Trustee in accordance with the provisions of the Indenture and issued in exchange for the Original Notes pursuant to the Registration Rights Agreement, the Exchange Notes will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable in accordance with their terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Exchange Notes is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

        In connection with the foregoing opinion, we have also assumed that at the time of the issuance and delivery of the Exchange Notes there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes and that the issuance and delivery of the Exchange Notes, all of the terms of the Exchange Notes and the performance by the Company of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.

        This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

        We express no opinion as to the laws of any jurisdiction other than the federal securities laws of the United States, the laws of the State of New York and the Delaware General Corporation Law.

        We hereby consent to the use of our name under the heading "Legal Opinions" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act.

Very truly yours,
/s/ MILBANK, TWEED, HADLEY & MCCLOY LLP

MLF/RBW